Exhibit (b)(ii)

Execution Copy

Private & Strictly Confidential

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of July 29, 2024 (this “Limited Guarantee”), by each of the persons set forth on Schedule A (each, a “Guarantor” and, collectively, the “Guarantors”), in favor of Enstar Group Limited, an exempted company limited by shares existing under the laws of Bermuda (the “Guaranteed Party”).

1.            GUARANTEE. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) by and among Elk Bidco Limited, an exempted company limited by shares existing under the laws of Bermuda (“Parent”), Elk Merger Sub Limited, an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of Parent (“Merger Sub”), the Guaranteed Party, Deer Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiaries of the Company (“New Company Holdco”), and Deer Merger Sub Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of the Guaranteed Party (“Company Merger Sub”), each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party (as primary obligor and not merely as a surety), severally (and not jointly and severally), the due and punctual performance and discharge of its portion of the following payment obligations of Parent: (a) the Parent Termination Fee or the Debt Event of Default Termination Fee under Section 10.3(c) of the Merger Agreement, (b) any enforcement expenses pursuant to Section 10.3(d) of the Merger Agreement, subject to the Enforcement Costs Cap, (c) any reimbursement obligations under Section 8.9(d) of the Merger Agreement and (d) any indemnification obligations under Section 8.9(e) of the Merger Agreement in each case, if, as and when such obligations become payable under the Merger Agreement (each such portion of the obligations set forth in the foregoing clauses (a), (b), (c) and (d), a “Guaranteed Obligation” and, collectively, the “Guaranteed Obligations”), provided, that in no event shall any Guarantor’s aggregate liability for its Guaranteed Obligation and pursuant to this Limited Guarantee exceed the amount set forth next to such Guarantor’s name on Schedule A hereof (each such limitation on the liability of each Guarantor for its Guaranteed Obligation being herein referred to as a “Cap”), and this Limited Guarantee may not be enforced against any Guarantor without giving effect to the applicable Cap (and to the provisions of Sections 8 and 9 hereof). This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds to an account or accounts designated in writing by the Guaranteed Party and shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind (other than any such deduction, offset, defense, claim or counterclaim that Parent or Merger Sub may have pursuant to the terms of the Merger Agreement). Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Limited Guarantee.

If, after a final non-appealable judgment against Parent by a court of competent jurisdiction determining that the Guaranteed Obligations are owed to the Guaranteed Party, Parent fails to discharge any such Guaranteed Obligations, then each Guarantor shall, on the Guaranteed Party’s demand, forthwith pay to the Guaranteed Party its Guaranteed Obligation (up to the applicable Cap), and the Guaranteed Party may thereafter take any and all actions available hereunder to collect the Guarantors’ liabilities hereunder in respect of the Guaranteed Obligations, subject, in each case, to the applicable Cap.

In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for such Guarantor’s unsatisfied Guaranteed Obligations (subject to such Guarantor’s Cap), regardless of whether any such action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

2.            NATURE OF GUARANTEE. Each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by the Company. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantors for any reason whatsoever, the Guarantors shall remain liable hereunder as if such payment had not been made. This Limited Guarantee is a guarantee of payment and not of collection and a separate action or actions may be brought and prosecuted against any Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or Merger Sub or any other Person or whether Parent or Merger Sub or any other Person is joined in any such action or actions.

3.            CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantors’ obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or the Guarantor; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (c) any change in the legal existence, structure or ownership of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, winding up, moratorium, receivership, dissolution, reorganization or other similar proceeding affecting Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; or (f) except in each case, such validity, genuineness, regularity, illegality or enforceability of the Merger Agreement that relates to the Guaranteed Obligations (it being understood that each Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee that are or would be available to Parent pursuant to the terms of the Merger Agreement with respect to its Guaranteed Obligation), the validity, genuineness, regularity, illegality or enforceability of the Merger Agreement, including (x) resulting from a breach of any representation, warranty or covenant in the Merger Agreement by Parent or Merger Sub, other than by reason of fraud or material breach of the Merger Agreement by the Guaranteed Party or (y) pursuant to or in connection with or arising from, in or under, any bankruptcy, reorganization, insolvency or other similar proceeding commenced by or against Parent or Merger Sub. To the fullest extent permitted by applicable Law, each Guarantor waives (i) promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations; (ii) presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices required to be delivered to Parent or Merger Sub by the Guaranteed Party pursuant to the Merger Agreement); (iii) all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect; or (iv) any right to require the marshaling of assets of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations and all surety defenses generally, other than the Retained Defenses (as defined herein). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that the Guarantors shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be, in each case, subject to the Cap) that would be available to Parent under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party or any of its Affiliates (collectively, the “Retained Defenses”).

4.            NO WAIVER. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.

5.            REPRESENTATIONS AND WARRANTIES.

Each Guarantor hereby represents and warrants that:

(a)            It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited partnership or other power and authority to execute, deliver and perform its obligations under this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement or other Organizational Documents or any Law, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(b)            all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority or regulatory body necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c)            assuming due execution and delivery of the Merger Agreement by the Company, this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to Creditors’ Rights; and

(d)            such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

The Guaranteed Party hereby represents and warrants that:

(a)            it is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization and has all requisite power and authority to execute, deliver and perform this Limited Guarantee, and the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s Organizational Documents or any Law, decree, order, judgment or contractual restriction applicable to or binding on the Guaranteed Party or its assets;

(b)            all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority or regulatory body necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee; and

(c)            assuming due execution and delivery of the Merger Agreement by all parties thereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to Creditors’ Rights.

6.            NO ASSIGNMENT. No Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (including by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by a Guarantor) or the Guarantors (in the case of an assignment or delegation by the Guaranteed Party).

7.            NOTICES. All notices, requests and other communications to any party under, or otherwise in connection with, this Limited Guarantee shall be in writing and shall be deemed to have been duly given and received (a) upon receipt when delivered by hand, (b) two Business Days after being sent by registered mail (return receipt requested) or by courier or express delivery service, (c) upon receipt if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) at 9:00 a.m. recipient’s local time on the Business Day following transmission if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to the Guarantors:

2100 McKinney Avenue, Suite 1500

Dallas, TX 75201

Attn: Joshua Peck; Sixth Street Legal

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Elizabeth A. Cooper
Katherine Krause

if to the Guaranteed Party:

Enstar Group Limited

A.S. Cooper Building, 4th Floor

26 Reid Street

Hamilton HM11

Bermuda

Attention: Elizabeth DaSilva

with a copy (which shall not constitute notice) to:

Enstar Group Limited

A.S. Cooper Building, 4th Floor

26 Reid Street

Hamilton HM11

Bermuda

Attention: Audrey Taranto, General Counsel

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

Attention:	Krishna Veeraraghavan
Benjamin M. Goodchild

and

Hogan Lovells US LLP
1735 Market Street, 23rd Floor

Philadelphia, PA 19103

Attention:	Bob Juelke

and if to the Guaranteed Party, as provided in the Merger Agreement, or, in each case, to such other Persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, delivery fees prepaid, or (c) upon confirmation of successful transmission if sent by email (provided, that, if given by email, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein).

8.            CONTINUING GUARANTEE. Unless terminated pursuant to this Section 8, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantor shall not have any further obligations under or in connection with this Limited Guarantee as of the earliest of: (i) the consummation of the Closing in accordance with the Merger Agreement; (ii) the valid termination of the Merger Agreement pursuant to Section 10.1 thereof in circumstances where no payment is due in respect of any Guaranteed Obligations; (iii) the 60th day after termination of the Merger Agreement pursuant to Section 10.1 thereof in circumstances where Parent has liability for the Guaranteed Obligations (unless, in the case of this clause (iii), the Guaranteed Party shall have commenced litigation against the Guarantors under and pursuant to this Limited Guarantee prior to such termination, in which case this Limited Guarantee, with respect to the Guarantors, shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantors of any obligations finally determined or agreed to be owed by the Guarantors, consistent with the terms hereof); and (iv) the date on which the Guaranteed Obligations in each case in an amount up to the applicable Cap has been paid in full to the Guaranteed Party. Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other Proceeding that the provisions of Section 1 hereof limiting each Guarantor’s liability to the applicable Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, asserts that any Guarantor is liable in respect of its Guaranteed Obligation in excess of or to a greater extent than the applicable Cap, or asserts any theory of liability against any Non-Recourse Party with respect to this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee, the Merger Agreement or the transactions contemplated hereby or thereby, in each case, other than a Retained Claim (as defined in Section 9 hereof) asserted by the Guaranteed Party against such Non-Recourse Party(ies) against which such Retained Claim may be asserted pursuant to Section 9, then: (i) the obligation of such Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void; (ii) if a Guarantor has previously made any payments under or in connection with this Limited Guarantee, such Guarantor shall be entitled to recover and retain such payments; and (iii) neither any Guarantor nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated hereby or thereby.

9.            NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement, or in any agreement or instrument delivered or contemplated thereby (collectively, the “Transaction Agreements”) or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Limited Guarantee, the other Transaction Agreements and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that the Guarantors are limited partnerships, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that:

(a)            no Non-Recourse Party (as hereinafter defined) has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than, in each case, (i) the Guaranteed Obligations and, without duplication, each Guarantor’s obligation to make a cash payment to the Guaranteed Party under and solely pursuant to and in accordance with the terms and subject to the conditions of this Limited Guarantee (subject to its Cap) and to otherwise comply with the terms of this Limited Guarantee and the Guaranteed Party’s rights to recover from the Guarantors (and their successors and permitted assigns hereunder but not any other Non-Recourse Party) payment of the Guaranteed Obligations under and to the extent provided in this Limited Guarantee, including subject to such Cap, (ii) without duplication of the payment obligations referenced in clause (i) above, the other obligations of Parent and/or Merger Sub to perform their obligations under the Merger Agreement and the express rights of the Guaranteed Party against Parent and Merger Sub (and their successors and permitted assigns under the Merger Agreement) under and solely pursuant to and in accordance with the terms and subject to the conditions of the Merger Agreement, (iii) each Guarantor’s obligations to Parent pursuant to the Equity Commitment Letter on the terms and subject to the conditions thereof and the right to enforce the Equity Commitment Letter solely pursuant to and in accordance with the terms and subject to the conditions thereof, and (iv) the rights of the Company to enforce the obligations against Sixth Street Partners, LLC under and solely pursuant to and in accordance with the terms and subject to the conditions of the Confidentiality Agreement (the specific claims described in the foregoing clauses (i) through (iv) against the specific counterparties to such agreements, collectively, the “Retained Claims”);

(b)            no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent or any other Person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party or any of its Affiliates, Parent or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for Retained Claims; and

(c)            neither the Guaranteed Party nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantors in this Limited Guarantee or the Equity Commitment Letter and (ii) Parent in the Transaction Agreements.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its Affiliates and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. To the fullest extent permitted by Law, the Guaranteed Party, on behalf of itself and its security holders and Affiliates, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party or any of its Affiliates has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter (other than the Retained Claims). The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates not to, institute any Proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party (other than the Retained Claims). Other than the Non-Recourse Parties, no Person other than the Guarantors and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby. Notwithstanding anything in this Limited Guarantee to the contrary, if any Guarantor consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, the Guaranteed Party may obtain recourse, whether by enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or such Person, as the case may be.

As used herein, the term “Non-Recourse Parties” means the Guarantors and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of the Guarantors (including but not limited to Parent)

and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of any of the foregoing, and any and all former, current or future direct or indirect heirs, executors, administrators, trustees, representatives, successors or assigns of any of the foregoing, and the providers of the Financing.

10.          GOVERNING LAW; JURISDICTION.

(a)            This Limited Guarantee and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware (“Delaware Law”), regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law, without giving effect to any Law, rule, or provision that would cause the application of any Law other than Delaware Law. The parties hereto expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Limited Guarantee and that such statute mandates the application of Delaware Law to this Limited Guarantee, the relationship of the parties hereto, the Transactions, and the interpretation and enforcement of the rights and duties of any party hereto; (ii) the parties hereto have a reasonable basis for the application of Delaware Law to this Limited Guarantee, the relationship of the parties hereto, the Transactions, and the interpretation and enforcement of the rights and duties of any party hereto; (iii) no other jurisdiction has a materially greater interest in the foregoing; and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the parties’ hereto choice of Delaware Law hereunder, would have an interest in the foregoing;

(b)            Each party hereto irrevocably agrees that any Proceeding with respect to this Limited Guarantee or the Transactions or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, U.S. District Court for the District of Delaware (or if jurisdiction is not then available in the U.S. District Court for the District of Delaware (but only in such event), then in any Delaware State court sitting in New Castle County) or any appellate court of any such courts, and each party hereto hereby irrevocably submits with respect to any Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Limited Guarantee, any claim (a) that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by Law, that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Limited Guarantee, or the subject matter hereof, is not enforceable in or by such courts.

11.          WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS (AS DEFINED IN THE MERGER AGREEMENT). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11 (1) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (2) MAKES THIS WAIVER VOLUNTARILY.

12.          COUNTERPARTS. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Limited Guarantee shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

13.          THIRD PARTY BENEFICIARIES. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that all Non-Recourse Parties other than the Guarantors shall be, and such Non-Recourse Parties are, intended third-party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

14.          CONFIDENTIALITY.

This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Transaction Agreements. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Equity Commitment Letter and the Merger Agreement) by the Guaranteed Party except with the prior written consent of the Guarantors in each instance; provided, that no such written consent is required (and, subject to the provisos in the following clause (a) and (b), the Guaranteed Party and its Subsidiaries shall be free to release such information) for any disclosure of the existence of this Limited Guarantee by the Guaranteed Party or its Subsidiaries to (a) the extent required by applicable Law (provided, in advance of such public disclosure being made, the Guaranteed Party will cooperate and consult with each Guarantor and consider in good faith its reasonable requests concerning the scope and nature of the disclosure to be made, including with respect to any requests for redaction), (b) the Guaranteed Party’s Subsidiaries and Representatives that reasonably need to know of the existence of terms of this Limited Guarantee (provided, that such Subsidiaries or Representative is advised of the confidential nature of such information and is directed to keep such information confidential) or (c) to the extent required in connection with the enforcement of rights under this Limited Guarantee, the Equity Commitment Letter or the Merger Agreement.

15.          MISCELLANEOUS.

(a)            Together with the Merger Agreement and the Equity Commitment Letter, this Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantors or any other Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantors. The Guarantors and their Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b)            Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantors hereunder, in each case, to the Cap provided in Section 1 hereof and to the provisions of Sections 8 and 9 hereof and this Section 15(b). Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)            The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)            All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, each Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its applicable officer or representative thereunto duly authorized.

[Guarantors]1

1 Affiliates of the Sixth Street Filing Parties

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

DEER LTD.

By:	/s/ Elizabeth DaSilva
Name:	Elizabeth DaSilva
Title:	Director

[Signature Page to Limited Guarantee]